Filed Pursuant to Rule 433

Registration Nos. 333-208544 and 333-208544-04

$1.0bln Nissan Auto Receivables Owner Trust 2017-A

Joint Leads: BofAML (struc), Citi, Mizuho

Co-Managers: Lloyds, Scotia, TD, WF

CL	$SIZE(MM)	WAL	EXP	LGL	M/F	BENCH		YIELD	PRICE	CPN
A1	233.000	0.29	10/15/17	4/16/18	P-1/F1+	Yield		1.000	100.00000
A2A	266.000	1.09	11/15/18	1/15/20	Aaa/AAA	EDSF	+ 5	1.475	99.99949	1.47
A2B	80.000	1.09	11/15/18	1/15/20	Aaa/AAA	1mLr	+ 6		100.00000
A3	332.000	2.33	6/15/20	8/16/21	Aaa/AAA	iSwaps	+ 7	1.751	99.98941	1.74
A4	89.000	3.52	1/15/21	5/15/23	Aaa/AAA	iSwaps	+25	2.124	99.98423	2.11

BILL & DELIVER		:	BofAML	BBG TICKER	: NAROT 2017-A
EXPECTED RATINGS		:	Moody’s/Fitch	REGISTRATION	: SEC Registered
EXPECTED SETTLE		:	03/28/17	FIRST PAY DATE	: 4/17/17
ERISA ELIGIBLE		:	YES	DENOMS	: $1k/$1k
CUSIPS	A1	:	654747AA2
	A2A	:	654747AB0
	A2B	:	654747AC8
	A3	:	654747AD6
	A4	:	654747AE4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.